As filed with the Securities and Exchange Commission on August 11, 2008

Registration No. 333-118804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMTECH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2119684
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Flynn Road

Camarillo, California 93012-8790

(Address, Including Zip Code, of Principal Executive Offices)

Semtech Corporation

Long-Term Stock Incentive Plan

(Full Title of the Plan)

Mohan R. Maheswaran

President and Chief Executive Officer

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

(805) 498-2111

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

Semtech Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 3, 2004 (Commission File No. 333-118804 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Semtech Corporation Long-Term Stock Incentive Plan (the “1998 Plan”). A total of 4,902,200 shares of Common Stock were initially registered for issuance under the Registration Statement.

The Registrant has since adopted a new equity incentive plan, the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), which replaces the 1998 Plan as of June 26, 2008, the date the Registrant’s stockholders approved the 2008 Plan. No future awards will be made under the 1998 Plan. According to the terms of the 2008 Plan, the shares of Common Stock that were available for grant under the 1998 Plan, but not actually subject to outstanding awards, as of June 26, 2008 are available for issuance under the 2008 Plan. The total number of shares of Common Stock available for grant under the 1998 Plan, but not actually subject to outstanding awards, on June 26, 2008 was 3,742,995 (referred to herein as the “Carryover Shares”). Of the total number of shares covered by the Registration Statement, 645,195 constitute Carryover Shares and are hereby deregistered. The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2008 Plan, including but not limited to the Carryover Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the 1998 Plan to the 2008 Plan, and (ii) to carry over the registration fees paid for the portion of the Carryover Shares that were covered by the Registration Statement from the Registration Statement to the Registration Statement on Form S-8 for the 2008 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on July 29, 2008.

SEMTECH CORPORATION

By:	/s/ Mohan R. Maheswaran
Mohan R. Maheswaran President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mohan R. Maheswaran	President, Chief Executive Officer, and Director	July 29, 2008
Mohan R. Maheswaran	(Principal Executive Officer)

/s/ Emeka Chukwu	Vice President-Finance and Chief Financial Officer	July 29, 2008
Emeka Chukwu	(Principal Financial and Accounting Officer)

/s/ Rockell N. Hankin	Chairman of the Board and Director	August 7, 2008
Rockell N. Hankin

/s/ Glen M. Antle	Director	August 1, 2008
Glen M. Antle

/s/ W. Dean Baker	Director	July 29, 2008
W. Dean Baker

/s/ James P. Burra	Director	July 30, 2008
James P. Burra

/s/ Bruce C. Edwards	Director	August 5, 2008
Bruce C. Edwards

/s/ James T. Lindstrom	Director	August 7, 2008
James T. Lindstrom

/s/ John L. Piotrowski	Director	July 30, 2008
John L. Piotrowski

/s/ James T. Schraith	Director	August 4, 2008
James T. Schraith